SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 13, 2003

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625

(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive
Sunnyvale, CA 94089

(Address of principal executive offices, including zip code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Item 5: Other Events
Item 7: Financial Statements and Exhibits.
EXHIBIT 99.01
EXHIBIT 99.02
EXHIBIT 99.03

Item 5: Other Events

Offering of Common Stock

     On August 13, 2003, Cepheid sold an aggregate of 2,777,778 shares of its common stock to an institutional investor for proceeds of approximately $10,000,000.80 and the investor has the option to purchase an additional 555,556 shares of common stock at a price of $3.75 per share. Pursuant to a financial advisor agreement, UBS Securities LLC (“UBS Securities”) acted as Cepheid’s financial advisor for this offering.

     The offered shares are registered under a “universal shelf” registration statement that was declared effective on May 29, 2002 by the Securities and Exchange Commission. Under this registration statement, Cepheid may offer and sell up to an aggregate of $35 million of its equity and/or debt securities from time to time. Cepheid filed the prospectus and will today file the prospectus supplement being delivered in connection with this offering of common stock pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

     A copy of the shelf registration statement, base prospectus and prospectus supplement relating to the offering may be obtained by writing to the offices of Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The form of stock purchase agreement entered into between Cepheid and the purchaser, and an opinion of counsel related to the validity of the shares of common stock issued in the offering are each filed as exhibits to this report on Form 8-K and are incorporated by reference into this report and into the shelf registration statement.

     This report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the shares, nor shall there be any sale of these shares, in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Earnings Press Release

     On July 31, 2003, Cepheid issued a press release announcing its preliminary financial results for the quarter ended June 30, 2003 and certain other information. The press release is attached to this report as Exhibit 99.03.

Item 7: Financial Statements and Exhibits.

(c)	Exhibits

Number	Description

23.01	Consent of Fenwick & West LLP (included in Exhibit 99.01)
99.01	Opinion of Fenwick & West LLP regarding the legality of the shares offered
99.02	Form of Common Stock Purchase Agreement, dated as of August 13, 2003, entered into by Cepheid and the investor
99.03	Press release dated July 31, 2003

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cepheid

Date:	August 13, 2003	By:	/s/ John R. Sluis

Name: John R. Sluis Title: Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Number	Description

23.01	Consent of Fenwick & West LLP (included in Exhibit 99.01)
99.01	Opinion of Fenwick & West LLP regarding the legality of the shares offered
99.02	Form of Common Stock Purchase Agreement, dated as of August 13, 2003, entered into by Cepheid and the investor
99.03	Press Release dated July 31, 2003